Contract No.:

Rental Contract

Lessor: Shenzhen Hourui Joint-Stock Cooperation Company

Lessee: Shenzhen Xinhao Precision Technology Co., Ltd.

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Rental Contract

Party A (Lessor): Shenzhen Hourui Joint-Stock Cooperation Company

Party B (Lessee): Shenzhen Xinhao Precision Technology Co., Ltd.

Through friendly negotiation between both Parties with regard to the workshop and workers’ dormitory lease, Party A is willing to lease out one building of No. 12 industrial workshop and one building of No. A workers’ dormitory located at No. 2 Industrial Zone, Hourui Village, Baoan District, Shenzhen (hereinafter referred to as the “Leased Premises”) to Party B for use. To define rights and obligations of both Parties, they hereby conclude this Rental Contract for their joint observance on the basis of equality, voluntariness, reciprocity, mutual benefit and good faith and in accordance with the Contract Law of the People’s Republic of China, Regulations on Housing Lease of Shenzhen Special Economic Zone and other relevant laws and rules.

Article 1 Location, Area and Purpose of the Leased Premises

1.	The Leased Premises are located within No. 2 Industrial Zone, Hourui Village, Baoan District, Shenzhen, including one building of No. 12 industrial workshop with the building area of about 8,028 square meters and one building of No. A workers’ dormitory with the building area of about 4,330 square meters. Upon on-site check by both Parties, they confirm that the said two buildings of Leased Premises cover the total area of 12,372 square meters.

2.	Title of the Leased Premises: The Leased Premises have not obtained the Real Estate Ownership Certificate, and Party B expressly knows the same and is willing to lease the Leased Premises and bear the corresponding legal liability and losses arising therefrom (including, without limitation, losses of decoration, ornament, additions and expansions). In the event of the demolition and acquisition by the governmental authority, the compensations shall be governed by Article 15.3 hereof. Party B warrants that it will not claim any compensations or indemnities against Party A within the term hereof for the reason that the Leased Premises have not obtained the Real Estate Ownership Certificate, the fire protection and main body have not been verified and accepted or otherwise.

3.	The Leased Premises are used for industrial purpose, and Party B may use the Leases Premises for industrial or commercial purpose after lease; provided that if Party B changes from industrial to commercial use, it must, at its sole costs, undergo the relevant formalities as provided for by the law and required by the government policies.

4.	Limitation on Business Scope: The business scope is only limited to the encouraged development industry as set forth in the Catalogue of Shenzhen Industrial Structure Adjustment and Optimization and Industrial Guidance (2013), excluding limited, prohibited and allowed development industries.

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Article 2 Lease Term

1.	The Lease Term is nine years and eleven months, being from June 4, 2017 to May 3, 2027.

2.	Considering that Party B needs to invest a large amount of money in the decoration of the Leased Premises, Party A agrees to give Party B five months within the Lease Term as a decoration period, being from January 4, 2017 to June 3, 2017. The decoration period will not be included in the Lease Term, accordingly Party A will not charge the premises use fee and rent for the decoration period. Party A will begin to charge the rent from June 4, 2017. The period for construction and renovation will not be postponed for any causes.

3.	The obligations occurring within the “Lease Term” as agreed in this Contract shall apply to the decoration period, and Party B shall fulfill and bear all its obligations and liabilities under this Contract within the decoration period, including, without limitation, the liabilities for safety, fire protection and personal injury claims.

Article 3 Rent and Other Expenses

1.	The rent shall be measured based on the leased area, include tax and progressively increase by 10% every three years from that of the previous year. The details are as follows:

From June 4, 2017 to June 3, 2020, the unit price of rent is RMB 53/square meter per month, and the monthly rent totals RMB 655,716.00 (including tax, in words: RMB Six Hundred and Fifty-five Thousand Seven Hundred and Sixteen Yuan Only).

From June 4, 2020 to June 3, 2023, the unit price of rent shall progressively increase by 10% from that of the previous three years, being RMB 58.3/square meter per month, and the monthly rent totals RMB 721,287.60 (including tax, in words: Seven Hundred and Twenty-one Thousand Two Hundred and Eighty-seven Yuan Six Jiao ).

From June 4, 2023 to June 3, 2026, the unit price of rent shall progressively increase by 10% from that of the previous three years, being RMB 64.13/square meter per month, and the monthly rent totals RMB 793,416.36 (including tax, in words: Seven Hundred and Ninety-three Thousand Four Hundred and Sixteen Yuan Three Jiao Six Fen).

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From June 4, 2026 to May 3, 2027, the unit price of rent shall progressively increase by 10% from that of the previous three years, being RMB 70.54/square meter per month, and the monthly rent totals RMB 872,757.99 (including tax, in words: Eight Hundred and Seventy-two Thousand Seven Hundred and Fifty-seven Yuan Nine Jiao Nine Fen).

2.	Payment Method of Rent: Party B shall, prior to the 10th day each month, pay the rent and relevant expenses of current month in full to the bank account designated by Party A in a lump sum. Party A shall issue the invoice of relevant fees to Party B prior to the 20th day each month. Party A designates the following collection account:

Account Name: Shenzhen Hourui Joint-Stock Cooperation Company

A/C No.: 000008403243

Bank Name: Shenzhen Agricultural and Commercial Bank Huangtian Sub-branch

3.	Party B shall solely bear all expenses incurred by the use of the Leased Premises, including expenses for water, electricity, lease tax, communication, maintenance and industrial and commercial tax, and be liable for settling the creditors’ rights, debts and labor disputes occurring during the business period. If Party B fails to timely pay the said expenses or settle the said disputes, as a result of which Party A will make any advance, Party A shall be entitled to recover from Party B 120% of the advance, and also require Party B to bear the liability for breach of this Contract.

4.	The area of the Leased Premises is subject to that checked and confirmed by both Parties on the spot. Party B shall make supplemental payment for the difference between the actual area more than such checked and confirmed area, and if the actual area is less than such checked and confirmed area, the overpayment is offset against the subsequent rent.

Article 4 Lease Deposit

1.	Party B shall pay Party A six-month rent in the amount of RMB 3,934,296.00 (in words: RMB Three Million Nine Hundred and Thirty-four Thousand Two Hundred and Ninety-six Yuan Only) in a lump sum as a deposit for lease on the date when this Contract is signed. After the expiration of the Lease Term, the refund of the non-interest-bearing deposit by Party A to Party B is conditional on that Party B shall have vacated and cleaned the Leased Premises and returned in good conditions the same to Party A, paid off all the rent and other expenses payable and have no any other breaches.

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2.	If Party B’s violation of the law and this Contract results in losses to Party A, Party A shall be entitled to set off such lease deposit against the part of the liquidated damages or losses to be borne by Party B, and if the deposit paid by Party B is insufficient to be set off against such liquidated damages or losses, Party A shall still be entitled to continue to recover the shortage from Party B.

Article 5 Delivery of the Leased Premises

1.	Party A has delivered on January 4, 2017 the Leased Premises to Party B for use. From the delivery date of the Leased Premises, Party B shall be deemed to confirm that the Leased Premises comply with the provisions of this Contract.

2.	When the Leased Premises are delivered, Party B shall be deemed to consent to the status quo and quality of the Leased Premises (including main structure, underground sewage, ground drainage, electromechanical devices in the industrial zone, roof waterproof, windows and doors, pipelines, decoration, water, electricity and gas availability, communication and fire control).

Article 6 Obligations of Party B

1.	Party B shall ensure that it will pay the rent, water and electricity expenses and other taxes on production and operation during the Lease Term.

2.	During the Lease Term, Party B shall comply with the national laws and regulations and property management regulations of the industrial park, obey the leadership of the local party and government, accept the inspections by the health and firefighting departments and the security management, and may not use the Leased Premises to engage in illegal activities.

3.	Party B shall operate the encouraged development industry as set forth in the Catalogue of Shenzhen Industrial Structure Adjustment and Optimization and Industrial Guidance (2013) within the scope of the Leased Premises, and the items operated by Party B shall obtain the approval from the relevant departments if the approval is so required.

4.	Party B shall, at its own costs, legally and solely undergo the business license, operating permit, health and environment protection license and other certificates during the period of operation in the Leased Premises.

5.	Party B shall not overload the use of the leased workshop, and shall solely bear all liabilities and losses arising therefrom.

6.	Party B shall use the elevators reasonably, be responsible for repair, maintenance and annual review of the elevators at its own costs, and solely bear all liabilities for any accidents in the use of the elevators or as a result of overdue annual review.

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7.	After the leased workshop is delivered for use, Party B shall, at its own costs, repair, maintain and inspect the power distribution equipment such as transformers, power distribution cabinets and high-voltage cables.

8.	Party B shall solely be liable for the labor disputes, employment labor management, social security, family planning, public security, taxation, industry and commerce, customs, security, fire protection, power supply, insurance and other liabilities occurring when Party B uses the Leased Premises for production and operation, and shall compensate for all losses caused to Party A thereby.

Article 7 Decoration or Renovation of the Leased Premises

1.	Party B may carry out decoration or upgrading renovation of the Leased Premises according to its business demand, provided that the decoration design plans and drawings shall be filed with Party A for record before the decoration and upgrading renovation and Party B may begin such construction after obtaining written consent of Party A.

2.	Party B warrants that it will invest no less than RMB 6 million in decoration or renovation of the Leased Premises within one year from the signing date of the Rental Contract, or else Party A shall be entitled to confiscate the lease deposit paid by Party B and unilaterally cancel the Rental Contract without any breach liabilities to Party B.

3.	The decoration or upgrading renovation conducted by Party B shall not destroy the main structure and load-bearing capacity of the Leased Premises, and comply with the requirements on fire protection and safety, or else Party B shall solely bear all personal and property damages and administrative responsibility caused thereby, and shall be liable for the losses caused to Party A thereby.

Article 8 Labor and Safety Management

1.	Party B shall comply with the relevant provisions of the Labor Law of the People’s Republic of China and the Labor Contract Law of the People’s Republic of China to pay wages and salaries in full and on time and purchase the social insurance for employees. Party B shall solely settle the labor disputes between it and its employees, and shall be liable for the losses caused to Party A thereby.

2.	Concurrently signing this Contract, both Parties shall conclude the Safety Production Management Agreement pursuant to the requirements of the safety production laws and regulations, and Party B shall provide the firefighting training to its employees to raise their fire safety awareness.

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3.	Party B shall give its cooperation when Party A performs safety management duties to inspect the Leased Premises. If it is found that Party B has any hidden dangers in safety production upon inspection, Party A shall be entitled to require Party B to make rectification by giving a written notice.

4.	If Party B adds the special equipment, it shall obtain the prior written consent of Party A and undergo the approval formalities with the relevant governmental authority according to applicable regulations. Party B shall strengthen the management of dangerous goods to prevent the safety accidents due to the poor management.

5.	During the Lease Term, Party B must comply with the Safety Production Law of the People’s Republic of China and other laws and regulations, strictly perform the obligations of safety production, establish and improve safety production rules and regulations, supervise and inspect the safety production work to timely eliminate any hidden dangers of safety production accidents; Party B shall solely bear all of the civil, criminal and administrative responsibilities arising from the safety production accidents occurring during the Lease Term, and shall indemnify Party A against all losses or legal liability caused to Party A arising therefrom.

6.	Party B shall maintain good sanitary conditions and do its best to prevent fire, equip the Leased Premises with sufficient firefighting facilities, leave the firefighting passages vacating and strictly comply with the provisions of the fire department in order to prevent fire. Party B shall, at its own costs, maintain and repair the firefighting facilities.

7.	Party B shall solely be liable for the punishment by the relevant department due to the fire protection problems or losses caused to Party B and any third person, and shall compensate for the losses caused to Party A thereby.

Article 9 Use, Maintenance and Repair of the Leased Premises

1.	During the performance of the Rental Contract, Party B and its personnel shall normally use and maintain all facilities in the Leased Premises, and prevent the premises and the facilities from being improperly damaged, and the relevant maintenance expenses shall be borne by Party B.

2.	Party B shall be obliged to timely restore the damaged Leased Premises and their facilities due to force majeure or not Party A’s causes and bear the responding expenses; and Party B shall solely be liable for all personal and property damages arising from the failure of Party B to timely restore the same, and shall compensate for all losses caused to Party A thereby.

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3.	If the Lessee of the Leased Premises is different from the actual user thereof, and such actual user has any breach of this Contract, then Party B and such actual user shall be jointly and severally liable to Party A.

Article 10 Sublease and Renewal of the Leased Premises

1.	During the Lease Term, with the written consent of Party A, Party B may sublet the Leased Premises to any third persons, and Party B and the sublessee shall be jointly and severally liable for all disputes on creditors’ rights and debts or legal liability caused by the sublease.

2.	The deadline of the term as set forth in the Sublease Contract shall not exceed that as agreed in this Rental Contract, or else Party B and the sublessee shall be jointly and severally liable for all losses caused thereby to Party A.

3.	After the Sublease Contract becomes effective, Party B shall continue to perform the obligations as the Lessee to Party A. If the sublessee breaches this Contract, Party B and such sublessee shall be jointly and severally liable to Party A for such breach.

4.	If this Rental Contract is changed, cancelled or terminated during the sublease term, Party B shall also change, cancel or terminate the Sublease Contract accordingly, and shall solely bear the liabilities and compensations arising therefrom.

5.	Upon the expiration of the term hereof, Party B will not have prior right to lease.

Article 11 Insurance

1.	In order to prevent the Leased Premises being damaged by fire, explosion, lighting and other natural disasters and accidents, Party B shall take out the insurance for the Leased Premises with the policy term consistent with the Lease Term (in a lump sum or by installments).

2.	If Party B fails to timely take out the policy or suspends the insurance in the future, it shall bear the liabilities and losses caused thereby, and shall be liable for the losses caused to Party A thereby.

Article 12 Liabilities for Breach of this Contract

1.	After this Contract is signed, Party A shall refund the double deposit if it terminates this Contract in the midway in the absence of the statutory circumstances or the circumstances as agreed in this Contract under which Party A may cancel this Contract; and if Party B terminates this Contract in the midway in the absence of the statutory circumstances or the circumstances as agreed in this Contract under which Party B may cancel this Contract, Party B shall pay off the rent and other expenses owed prior to termination hereof, Party A shall be entitled to not refund the lease deposit and to require Party B to compensate for two-month rent, and Party B’s all decoration, ornament, additions, expansions and renovations shall belong to Party A without payment.

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2.	Party B shall pay Party A the rent in full and on time, and if Party B delays in payment, it shall pay Party A 3‰ of the default payment for each overdue day as overdue penalty.

3.	If Party B is under any of the following circumstances, Party A shall be entitled to unilaterally cancel this Contract and not refund the lease deposit paid by Party B, and Party B shall pay Party A the liquidated damages equal to two-month rent, and Party B’s all decoration, ornament, additions, expansions and renovations shall belong to Party A without payment. Party B shall be liable for the losses caused to Party A thereby:

(1)	Party B is in default of payment of the rent or other expenses for more than one consecutive month, or Party B’s accumulated overdue rent or any other expense equals one-month rent;

(2)	Party B is in default of payment of employee’s wages and salaries for two months or has any outstanding collective complaint and petition from the employees;

(3)	Party B fails to comply with the fire safety laws or properly performs the obligations to manage the Leased Premises, as a result of which the main structure of the Leased Premises is seriously damaged or collapsed;

(4)	Party B uses the workshop above to carry out illegal or criminal activities or fails to store flammable, explosive and corrosive materials and other dangerous goods in accordance with applicable regulations, and still not make corrections after being discovered and warned by Party A; or

(5)	Party B changes the structure of the Leased Premises or adds, renovates or expands the Leased Premises without the written consent of Party A.

If Party A cancels this Contract pursuant to any circumstances above, it may give a written notice to Party B. This Contract shall be cancelled when such notice serves on Party B, and Party B shall return the Leased Premises to Party A in accordance with the relevant provisions of Article 12 of this Contract, otherwise, it shall bear related liability.

4.	If either Party breaches this Contract so that the other Party needs to claim for recovery through action or arbitration, the defaulting Party shall bear the reasonable costs incurred by the non-defaulting Party due to such recovery, including the costs of action, arbitration, property preservation, attorney, appraisal and evaluation, travelling, printing and copying.

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Article 13 Return of the Leased Premises

1.	Within ten days after the expiration of the term, early cancellation or termination hereof, Party B shall clean and vacate the Leased Premises, and return the same to Party A. If Party B does not clean up the sundries in returning the Leased Premises, it shall bear the expenses incurred by Party A in doing so.

2.	When the Leased Premises are returned, both Parties shall respectively designate their own personnel to be responsible for the return, and shall undergo the written handover formalities at the time of return, or else Party B shall be not deemed to have handed over the Leased Premises.

3.	If Party B fails to return the Leased Premises on time, it needs to pay Party A the occupation fees per month in an amount of two times monthly rent.

4.	The main structure and supporting facilities of the Leased Premises shall not be damaged at the time of return, or else Party B shall bear all restoration fees, and Party A shall be entitled to directly deduct such restoration fees from the lease deposit and recover the shortage from Party B.

5.	When returning the Leased Premises, Party B shall keep the Leased Premises and its facilities and equipment in good condition, not leave any particulars or affect the normal use of the Leased Premises. Party A shall be entitled to dispose of any particulars that are left without the consent of Party A.

6.	After the expiration, early cancellation or termination hereof, Party B’s all decoration, ornament, additions, expansions and renovations (including, without limitation, elevators, water and power facilities and fixing buildings) during the Lease Term shall belong to Party A without payment. Party A shall not make any economic compensation therefor, and Party B shall not dismantle them without authorization.

7.	Except as set forth in this Article 13.6, the movable facilities and equipment purchased by Party B during the Lease Term shall belong to Party B and not need to return.

Article 14 Retention

1.	After the expiration or early termination hereof, if Party B has any outstanding rent or any other payments, Party B agrees that Party A will retain the machines and other movable property of Party B in the Leased Premises, provided that the value of the retained property shall be equivalent to the amount owed by Party B.

2.	Party B shall pay off all outstanding payments within three months after retention of such property, or else Party B agrees that Party A will auction and sell such property and be paid in priority.

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Article 15 Force Majeure

1.	If either Party is prevented from performing this Contract by any serious natural disaster, war, governmental acquisition of land or other unforeseen events, the happening and consequences of which are unpreventable and unavoidable, then this Contract shall be terminated, and both Parties shall not be liable for each other. Party A shall timely return all of the deposit paid by Party B without any interest if Party B has no any breaches.

2.	One Party affected by the force majeure above shall give a written notice to the other Party within thirty days, and provide the certificate issued by the notary organ in the place where the force majeure occurs, attesting the detailed information of the force majeure and evidencing unenforceability of failure to perform this Contract in whole or part, or the delay in performance of this Contract. If Party B is unable to obtain the certificate issued by the notary organ, it shall provide any other valid certificates.

3.	If this Contract is terminated due to the government acquisition of land during the Lease Term, both Parties shall respectively bear such risk and will not compensate each other. The compensations given by the governmental authority with respect to the land and buildings shall belong to Party A, and the compensations for decoration, removal, production suspension and closing shall belong to Party B.

Article 16 Special Clauses

Both Parties would separately sign the Shenzhen Real Estate Rental Contract and conduct filing, provided that Party B needs to obtain the industrial and commercial license and has other demands. Party A and Party B hereby agree that Shenzhen Real Estate Rental Contract will be used only for filing with the governmental authorities and undergoing the relevant administrative formalities. If the provisions of Shenzhen Real Estate Rental Contract conflicts with those of this Rental Contract, the provisions of this Rental Contract shall prevail. This Rental Contract shall be taken as the basis for actual performance by both Parties.

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Article 17 Miscellaneous

1.	Any disputes occurring in the performance of this Contract shall be settled by both Parties through negotiation, failing which, they may initiate an action with the people’s court in the place where the Leased Premised are located.

2.	This Contract shall become effective after both Parties affix their signatures and seals hereon. This Contract shall be signed in four originals, and both Parties shall each keep two, with each of equal legal force.

3.	Regarding the matters not covered in this Agreement, both Parties shall sign the supplemental agreement after negotiation, which shall have the equal legal force with this Contract.

Party A (Official Seal): Shenzhen Hourui Joint-Stock Cooperation Company

Legal Representative:

Authorized Representative:
Address:
Bank Name:
Account Name:
Account No.:

Party B (Official Seal): Shenzhen Xinhao Precision Technology Co., Ltd.

Legal Representative:

Authorized Representative:
Address:
Bank Name:
Account Name:
Account No.:

Signing on: March 3, 2017 Signing in: Baoan District, Shenzhen

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